Exhibit 99.2
News Release

FOR IMMEDIATE RELEASE	Contact: Kos Pharmaceuticals, Inc.
Constance Bienfait
Executive Director
Corporate Communications
(305) 523-3658

KOS PHARMACEUTICALS ISSUES GUIDANCE FOR 2004
INCORPORATING IMPACTFUL U.S. CO-PROMOTION ALLIANCE WITH
TAKEDA PHARMACEUTICALS NORTH AMERICA

•	Co-promotion arrangement with Takeda Pharmaceuticals North America, Inc. announced today, projected to have significant impact on Kos’ top and bottom line

•	Co-promotion arrangement projected to add at least 10% to revenue in 2004

•	Company projects revenue for 2004 to increase approximately 40% from current 2003 projections to $400 — $410 million

•	Co-promotion is expected to add 10% — 15% to EPS in 2004 and to be accretive throughout its term

•	Company expects EPS for 2004 to increase nearly 50% from current 2003 projections to about $2.10 — $2.20 per fully diluted share

     MIAMI, Fl., November 4, 2003 — Kos Pharmaceuticals, Inc. (Nasdaq: KOSP), a leading specialty pharmaceutical company, today issued revenue and earnings guidance for 2004.

     Kos also announced in a separate press release today, a three-year agreement with Takeda Pharmaceuticals North America, Inc. (TPNA) to co-promote Kos’ Niaspan® and Advicor® in the United States. The co-promotion arrangement adds more than 1,000 TPNA sales representatives to the existing Kos sales force to detail Niaspan (extended-release niacin) and Advicor (extended-release niacin/lovastatin), two products developed by Kos for the treatment of cholesterol disorders. Such a synergistic alliance is expected to significantly enhance the financial outlook for Kos in 2004, adding at least 10% to revenue and to earnings per diluted share. Moreover, the partnership with TPNA combined with the roll-out of product launches from the ongoing international partnership with Merck KGaA should not only enhance profitability, but also contribute to the Company’s overall cash position.

     “We continue to leverage our product offerings to enhance our financial position through both domestic and international partnerships,” said Adrian Adams, president and chief executive officer, “With our fully integrated infrastructure, we have been able to generate impressive results thus far, which now enable us to enter into arrangements that are accretive to our already compelling and successful go-alone scenario.”

     As a result of the co-promotion arrangement with TPNA and the continued strong revenue growth of Kos’ cholesterol franchise, Kos expects total revenue for 2004 to increase about 40% from current expectations for 2003 to $400 — $410 million. Additionally, based on the expected continued leverage of Kos’ operating infrastructure, the Company projects earnings per fully diluted share for 2004 of $2.10 — $2.20, which includes the effects of any dilution that may result from the planned public equity offering, announced yesterday. Following a brief decrease in sequential revenue and earnings during the first quarter of 2004, because of the seasonality of the cholesterol market and certain non-recurring items that occur in the first quarter, the Company expects to resume sequential quarterly growth in revenue and earnings per share for the remainder of 2004.

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Kos Pharmaceuticals, Inc.

     “The partnership announced today between Kos and TPNA, not only has strategic value by improving our reach and frequency to physicians who prescribe cholesterol therapies, but it also has a profound impact on both the top and bottom lines,” commented Christopher P. Kiritsy, senior vice president and chief financial officer. “From a financial standpoint, the transaction is significantly accretive and should more than offset any dilution from our planned public equity offering. Further, this co-promotion will well-position us to fulfill our other strategic growth objectives, including expanding our overall product offerings.”

     Kos’ senior management will host a conference call at 10:30 a.m. ET to discuss the Company’s announcements. There will be slides associated with our conference call remarks and press release, which are available on our webcast. The conference call will be available live via the Internet by accessing Kos’ website at www.kospharm.com. Please go to the website at least fifteen minutes prior to the call to register, download and install any necessary audio software. For those who cannot access the webcast, you can dial into the conference call at 719-457-2661 domestic or international, conference passcode 578681. A replay will also be available on the website at www.kospharm.com or by calling 719-457-0820 domestic or international, and entering 578681 from 1:30 PM ET on Tuesday, November 4, 2003, until 12:00 midnight ET on Friday, November 7, 2003.

     Kos Pharmaceuticals, Inc. (www.kospharm.com) is a fully integrated specialty pharmaceutical company engaged in developing, commercializing, manufacturing and marketing proprietary prescription products for the treatment of chronic diseases. The Company’s principal product development strategy is to reformulate existing pharmaceutical products with large market potential to improve safety, efficacy, or patient compliance. The Company currently markets Niaspan and Advicor for the treatment of cholesterol disorders. Kos is developing additional products and has proprietary drug delivery technologies in solid-dose and aerosol metered-dose inhalation administration.

     This press release contains forward-looking statements based on current expectations, and the Company assumes no obligation to update these statements or make any further statements on any of these issues. These forward-looking statements are intended to fall within the safe harbor provisions under the Private Securities Litigation Reform Act. These forward-looking statements are often identified by words such as “hope,” “may,” “believe,” “anticipate,” “plan,” “expect,” “require,” “intend,” “assume,” and similar words and include Kos’ statements of its expectations regarding the continued growth in sales of Niaspan and Advicor, Kos’ ability to increase revenue and earnings results, the increase in revenues in 2004, the increase in earnings per fully diluted share in 2004, Kos’ ability to continue to leverage its operating infrastructure to increase earnings, the success of the co-promotion agreement, the expectation of sequential quarterly growth in revenue and earnings per share in 2004, the strategic value of the co-promotion agreement, and the expectation that the co-promotion will be accretive and offset any dilution from the planned public equity offering and will significantly enhance Kos’ cash position and Kos’ position to fulfill its strategic growth objectives and expand its overall product offerings. All forward-looking statements are subject to risks and uncertainties. Several factors could cause actual events to differ materially from the forward-looking statements, including, but not limited to, the market acceptance of the Advicor and Niaspan products, the protection afforded by Kos’ patents, the ability of TPNA to generate increased prescription growth, Kos’ ability to leverage its operating infrastructure, the effect of conditions in the pharmaceutical industry and the economy in general, as well as certain other risks. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Information: Certain Cautionary Statements” section of Kos’ Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission, and in other documents filed with the SEC.

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